Exhibit 99.1

NEWS RELEASE

Nabors Announces Fourth-Quarter and Full-Year Financial Results

Notable items include:

•                  Fourth-quarter diluted EPS of $0.33, adjusted for impairments and other charges

•                  U.S., Canada and International drilling operations improved sequentially

•                  Three newbuild contracts awarded in U.S. Drilling segment in the fourth quarter

•                  Deployed 36 new or substantially upgraded rigs during the year

•                  Achieved the best annual safety performance in company history

•                  Impaired asset values by $387 million in goodwill and $612 million in equipment

•                  Expanded available credit facilities and cash by $525 million in February 2015

HAMILTON, Bermuda, March 2, 2015 — Nabors Industries Ltd. (NYSE:NBR) today reported fourth quarter revenues and earnings from unconsolidated affiliates of $1.78 billion, compared to $1.81 billion in the third quarter of 2014 and $1.61 billion in the same quarter of the prior year.  Excluding a third quarter early termination payment of $30 million, fourth quarter revenue was essentially unchanged sequentially and increased by 11% year-over-year. For the quarter, the combined drilling segments improved by 2%, with U.S., Canada and International drilling operations all growing as compared to the third quarter. These increases were offset by a 2% reduction in the Completion & Production Services business.  Revenues and earnings from unconsolidated affiliates for the full year 2014 was $6.80 billion compared to $6.15 billion in 2013, a 10% increase.

Income from continuing operations, net of taxes reported for the fourth quarter was a loss of $886.4 million or ($3.06) per diluted share, inclusive of $982.7 million in after-tax charges or $3.39 per share for asset impairments and transaction costs.  For the full year 2014, income from continuing operations, net of tax was a loss of $669.3 million or ($2.28) per diluted share.  Corresponding 2013 full-year results were $158.3 million or $0.51 per diluted share.  Adjusting for impairments and other charges, income from continuing operations, net of taxes for the fourth quarter was $96.3 million or $0.33 per fully diluted share.  This compares to adjusted net income from continuing operations, net of taxes of $116.7 million or $0.39 per share in the third quarter and $128.5 million or $0.42 per share in the same quarter of last year. The third quarter of 2014 included the $30.0 million pre-tax impact for an early termination payment.

Fourth quarter adjusted income derived from operating activities (“operating income”) was $152.1 million, bringing the total for 2014 to $598.0 million.  This compares to $159.6 million for the corresponding quarter of 2013 and $558.2 million for all of 2013.  Adjusted EBITDA was $445.7 million for the fourth quarter compared to $437.2 million in the same quarter last year and $490.0 million in the third quarter of 2014.  Full-year adjusted EBITDA for the year was $1.74 billion, which compares favorably to $1.64 billion in 2013.

Anthony Petrello, Nabors’ Chairman and CEO, commented, “Despite the initial effects of the weakening environment, our drilling operations posted a sequential improvement in operating income, primarily attributable to new rig deployments and the seasonal ramp-up in Alaska. Our Canada drilling business also improved due to the usual seasonal ramp-up. Our International drilling segment benefitted from new rig deployments and recent contract renewals. These were more than offset by lower results in our Rig Services and Completion and Production Services operations as a result of lower activity and increased pricing competitiveness.

“Thanks to our experienced executive management team, we are confident in our ability to manage through this downturn.  We are taking the necessary steps to scale the company for the current environment, while we continue investing in advanced drilling technologies.  We intend to emerge from this downturn consolidating our position as the leading global land driller.

“We are taking numerous actions aimed at lowering our costs in ways that do not inhibit our core capabilities and flexibility.  For example, we have significantly scaled back our pace of new U.S. rig construction and will make further adjustments based on the outcome of ongoing discussions regarding additional rig awards.  During the quarter, we continued to demonstrate our ability to secure these rig awards, with three additional U.S new-build contracts: two PACE®-X rigs and another one of our proprietary coiled tubing drilling units under a six-year contract for work on the North Slope of Alaska.

“The most notable achievement of 2014 was continued improvement of our safety record. Both our U.S. Lower 48 and worldwide total recordable incidence rate were the lowest ever at less than one incident per 200,000 man-hours.  As noteworthy as this record is, no incident is acceptable to us and we remain focused on our ultimate goal of zero incidents.”

Drilling and Rig Services

Operating income in the Drilling & Rig Services business line was essentially flat at $189.6 million from $218.3 million in the third quarter, when included a $30 million final payment from a 2013 contract termination.  Adjusted EBITDA in this unit improved by approximately $6 million exclusive of the termination payment.

U.S. Drilling operating income of $90.5 million represents a decrease of $26.7 million sequentially, reflecting the $30 million termination payment received in the third quarter, modest improvement in the U.S. Lower 48 operations and seasonal improvement in Alaska, partially offset by slower activity in the U.S. Gulf of Mexico.  In the Lower 48 operation, exclusive of the effect of the termination payment, the fourth quarter’s results include an increase in daily rig margins of approximately $236, reflecting improved pricing and mix, and four fewer average rigs working as customers began to rationalize their capital spending budgets.  Demand for PACE®-X rigs continues as indicated by the award of two additional rigs.  The total number of contracted PACE®-X rig awards is now 41, with 16 deployments for the year and 36 deployed in aggregate to date.  Utilization for AC rigs was 89%, while SCR rig utilization was 44% overall and 65% for the pad-capable units.  This operation deployed five PACE®-X rigs in the fourth quarter and plans to complete 17 additional rigs during 2015, nine of which have contracts.  Activity in Alaska should improve significantly in the seasonally high first quarter, with lower but meaningful year-over-year improvement in the subsequent quarters of 2015.  The Company expects lower results in the Gulf of Mexico until the fourth quarter, when its new deepwater platform is scheduled to commence operations.

International operating income increased by approximately 11% sequentially to $75.7 million, principally reflecting new rig startups, partially offset by rig moves and rig releases in Mexico, rig downtime, and lower operating results in Venezuela.  For 2015, results should benefit from full-year contributions of the recent rig deployments in Saudi Arabia, plus partial years from the awards announced last quarter.  In Mexico, two recently completed newbuild platform rigs are set to commence in the second quarter.  Partially offsetting these developments is the wind-down in the first half of 2015 of a successful, multi-year, two-rig project in Papua New Guinea. The International customer base has not been immune to the decline in oil prices since mid-year 2014.  Demand for newbuild rigs has softened and several customers have requested price adjustments, a trend that could continue through 2015.

Canada operating income increased sequentially to $14.6 million from $11.5 million in the third quarter.  Demand in this market has weakened and warm weather is leading to lower than expected first quarter results this year.

Rig Services operating income declined sequentially by 58% to $8.8 million, due to declines at both Canrig and Ryan.  Canrig’s capital equipment margins declined for both third-party customers and Nabors. Ryan Directional Services’ business was the first among our operations to experience lower utilization and aggressive competition as a result of the recent reductions in U.S. drilling activity.

Completion & Production Services

The Completion & Production Services business line recorded operating income of $16.7 million, with adjusted EBITDA of $73.7 million.  Seasonal declines, competitive pricing and multiple large customer spending reductions led to sequential declines in both businesses.

In Completion Services, operating income was $4.9 million, despite the second highest quarterly stage count in this operation’s history, with the return of price competition and persistent higher logistics costs.

Production Services saw a sequential decrease of $9.4 million in operating income, primarily attributable to the aforementioned seasonality and continuing budget constraints of key customers.  Average rig pricing improved slightly during the quarter.

Financial Discussion

The financial results for the fourth quarter included a number of exceptional charges, totaling approximately $1.2 billion ($982.7 million tax effected), related to the current industry downturn and to the pending transaction with C&J Energy Services. Market conditions drove pre-tax impairments of both underutilized assets and goodwill amounting to $612 million and $387 million, respectively. Approximately two-thirds of the asset impairments relate to legacy rigs and associated equipment, including the workover jackups in the U.S. Drilling segment. These rigs have experienced a decline in utilization over the last several years. The potential financial return does not justify investment in necessary repair, recertification, or inspection of this legacy rig equipment.  Most of the balance of the impaired assets consists of underutilized rigs and components in International operations and Canrig component inventory, while a majority of the goodwill impairments are associated with Completion Services.

As previously disclosed, the C&J deal required the restructuring of several of our legal entities in preparation for the pending closing of the transaction. This internal reorganization had a tax impact of approximately $180 million, essentially non-cash. The financial results also included various transaction costs related to the C&J transaction totaling $5 million before taxes.

William Restrepo, Nabors CFO, stated, “While our liquidity and financial flexibility remain strong, we are moving swiftly to reduce all aspects of our operating, support and capital costs in the current environment.  In addition to curtailing our newbuild program, we have reduced staffing levels and have begun consolidating our operating footprint.  We have also made progress working with our vendors to reduce costs across our supply chain.   Our target remains to generate positive free cash flow during 2015.”

In February, the Company expanded its revolving line of credit by $225 million. In addition, the Company announced the expansion of its financial capacity with the establishment of an unsecured three-year $300 million bank loan.  The proceeds are being used to redeem outstanding short-term commercial paper as it matures.  The loan agreement dictates repayment of the outstanding borrowings upon receipt of the $688 million cash proceeds it expects to receive from the pending transaction with C&J Energy Services.

Outlook and Summary

The Company expects further improvement in International and Alaska drilling operations, more than offset by sharp decreases in the U.S. Lower 48 operations and smaller, but significant, decreases in the U.S. Offshore, Canada and Rig Services operations.  Similarly, the Company foresees smaller but still meaningful decreases in its Completion & Production Services businesses.   While the International unit is still expected to progressively improve this year, the improvement will be less significant than previously anticipated and the potential for geopolitical interruptions is higher.

Petrello concluded, “Our transaction with C&J Energy Services is now awaiting the outcome of the C&J shareholder vote, scheduled for March 20. Assuming a favorable outcome, we anticipate closing the transaction the following week.”

About Nabors

The Nabors companies own and operate approximately 466 land drilling rigs throughout the world and approximately 543 land workover and well servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of seven jackups and 36 platform rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 800,000 hydraulic horsepower currently in service. Nabors also manufactures top drives and drilling instrumentation systems.  Nabors participates in most of the significant oil and gas markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The projections contained in this release reflect management’s estimates as of the date of the release.  Nabors does not undertake to update these forward-looking statements.

Important Additional Information

In connection with the proposed transactions, Nabors Red Lion Limited (which will be renamed C&J Energy Services Ltd. as of the closing of the proposed transaction) (“Red Lion”) has filed with the SEC a registration statement on Form S-4 that includes a proxy statement of C&J Energy Services, Inc. (“C&J”) that also constitutes a prospectus of Red Lion. On February 13, 2015, the registration statement was declared effective by the SEC, C&J filed a definitive proxy statement with the SEC, and Red Lion filed a definitive prospectus with the SEC.  Each of Red Lion and C&J also plans to file other relevant documents with the SEC regarding the proposed transactions. This material is not a substitute for the final prospectus/proxy statement or any other documents the parties will file with the SEC. Mailing of the definitive proxy statement/prospectus to the stockholders of C&J commenced on February 13, 2015. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the registration statement, the definitive joint proxy statement/prospectus and other relevant documents filed by Red Lion and C&J with the SEC at the SEC’s website at www.sec.gov.  You may also obtain copies of the documents filed by Red Lion with the SEC free of charge on Nabors Industries Ltd.’s (“Nabors”) website at www.nabors.com, and copies of the documents filed by C&J with the SEC are available free of charge on C&J’s website at www.cjenergy.com.

Participants in the Solicitation

Red Lion, C&J and Nabors and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions.  Information about C&J’s directors and executive officers is available in C&J’s proxy statement dated April 10, 2014, for its 2014 annual meeting of shareholders.  Information about Nabors’ directors and executive officers is available in Nabors’ proxy statement dated April 30, 2014, for its 2014 annual meeting of shareholders.  Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transactions when they become available. Investors should read the proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from C&J and Nabors using the sources indicated above.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

MEDIA CONTACT:

Dennis A. Smith, Director of Corporate Development & Investor Relations, +1 281-775-8038.  To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

SOURCE: Nabors Industries Ltd.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2014	2013	2014	2014	2013

Revenues and other income:
Operating revenues	$1,783,836	$1,606,978	$1,813,762	$6,804,197	$6,152,015
Earnings (losses) from unconsolidated affiliates	(429)	(1,588)	(2,851)	(6,301)	39
Investment income (loss)	1,596	1,106	2,189	11,831	96,577
Total revenues and other income	1,785,003	1,606,496	1,813,100	6,809,727	6,248,631

Costs and other deductions:
Direct costs	1,194,844	1,032,841	1,181,986	4,505,064	3,981,828
General and administrative expenses	142,871	135,307	138,967	549,734	525,330
Depreciation and amortization	293,572	277,658	286,581	1,145,100	1,086,677
Interest expense	43,697	47,075	43,138	177,948	223,418
Losses (gains) on sales and disposals of long-lived assets and other expense (income), net	9,606	10,732	(18,513)	9,073	37,977
Impairments and other charges	1,010,423	—	17,000	1,027,423	287,241
Total costs and other deductions	2,695,013	1,503,613	1,649,159	7,414,342	6,142,471

Income (loss) from continuing operations before income taxes	(910,010)	102,883	163,941	(604,615)	106,160

Income tax expense (benefit)	(23,609)	(26,383)	61,511	62,666	(55,181)

Subsidiary preferred stock dividend	—	750	—	1,984	3,000

Income (loss) from continuing operations, net of tax	(886,401)	128,516	102,430	(669,265)	158,341
Income (loss) from discontinued operations, net of tax	(4,467)	23,113	4,005	21	(11,179)

Net income (loss)	(890,868)	151,629	106,435	(669,244)	147,162
Less: Net (income) loss attributable to noncontrolling interest	(202)	(1,026)	(387)	(1,415)	(7,180)
Net income (loss) attributable to Nabors	$(891,070)	$150,603	$106,048	$(670,659)	$139,982

Earnings (losses) per share: (1)
Basic from continuing operations	$(3.06)	$.43	$.34	$(2.28)	$.51
Basic from discontinued operations	(.02)	.07	.02	—	(.04)
Basic	$(3.08)	$.50	$.36	$(2.28)	$.47

Diluted from continuing operations	$(3.06)	$.42	$.34	$(2.28)	$.51
Diluted from discontinued operations	(.02)	.08	.01	—	(.04)
Diluted	$(3.08)	$.50	$.35	$(2.28)	$.47

Weighted-average number of common shares outstanding: (1)
Basic	284,938	295,218	292,621	290,694	294,182
Diluted	284,938	297,746	295,005	290,694	296,592

Adjusted EBITDA (2)	$445,692	$437,242	$489,958	$1,743,098	$1,644,896

Adjusted income (loss) derived from operating activities (3)	$152,120	$159,584	$203,377	$597,998	$558,219

(1)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(2)

Adjusted EBITDA is computed by subtracting the sum of direct costs and general and administrative expenses from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. There are limitations inherent in using adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. To compensate for the limitations in utilizing adjusted EBITDA as an operating measure, management also uses GAAP measures of performance, including income from continuing operations and net income, to evaluate performance, but only with respect to the Company as a whole and not on a segment basis. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(3)

Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses and depreciation and amortization from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for those amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

		(Unaudited)
	December 31,	September 30,	December 31,
(In thousands, except ratios)	2014	2014	2013

ASSETS
Current assets:
Cash and short-term investments	$536,169	$464,818	$507,133
Accounts receivable, net	1,517,503	1,624,441	1,399,543
Assets held for sale	146,467	158,327	243,264
Other current assets	541,735	544,885	603,890
Total current assets	2,741,874	2,792,471	2,753,830
Long-term investments and other receivables	2,806	2,568	3,236
Property, plant and equipment, net	8,599,125	9,016,508	8,597,813
Goodwill	173,928	512,203	512,964
Investment in unconsolidated affiliates	58,251	60,451	64,260
Other long-term assets	303,958	235,139	227,708
Total assets	$11,879,942	$12,619,340	$12,159,811

LIABILITIES AND EQUITY
Current liabilities:
Current debt	$6,190	$196	$10,185
Other current liabilities	1,561,285	1,415,385	1,301,239
Total current liabilities	1,567,475	1,415,581	1,311,424
Long-term debt	4,348,859	4,255,136	3,904,117
Other long-term liabilities	1,044,819	1,075,389	893,905
Total liabilities	6,961,153	6,746,106	6,109,446

Subsidiary preferred stock (1)	—	—	69,188

Equity:
Shareholders’ equity	4,908,619	5,862,873	5,969,086
Noncontrolling interest	10,170	10,361	12,091
Total equity	4,918,789	5,873,234	5,981,177
Total liabilities and equity	$11,879,942	$12,619,340	$12,159,811

(1)                                 Represents subsidiary preferred stock from acquisition in September 2010.  All 75,000 outstanding shares were redeemed in June 2014.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except rig activity)	2014	2013	2014	2014	2013

Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates:
Drilling and Rig Services:
U.S.	$544,862	$471,027	$571,736	$2,159,968	$1,914,786
Canada	88,219	88,623	80,491	335,192	361,676
International	432,084	407,615	424,698	1,623,102	1,464,264
Rig Services (1)	190,399	132,502	191,437	687,302	516,004
Subtotal Drilling and Rig Services (2)	1,255,564	1,099,767	1,268,362	4,805,564	4,256,730

Completion and Production Services:
Completion Services	361,796	292,039	352,027	1,218,361	1,074,713
Production Services	239,897	266,235	259,863	1,033,538	1,009,214
Subtotal Completion and Production Services (3)	601,693	558,274	611,890	2,251,899	2,083,927

Other reconciling items (4)	(73,850)	(52,651)	(69,341)	(259,567)	(188,603)
Total operating revenues and earnings (losses) from unconsolidated affiliates	$1,783,407	$1,605,390	$1,810,911	$6,797,896	$6,152,054

Adjusted EBITDA: (5)
Drilling and Rig Services:
U.S.	$207,001	$187,426	$234,980	$835,679	$755,706
Canada	28,315	29,159	25,804	108,454	118,989
International	173,248	157,720	159,588	610,163	524,492
Rig Services (1)	17,507	5,937	30,153	81,327	28,111
Subtotal Drilling and Rig Services (2)	426,071	380,242	450,525	1,635,623	1,427,298

Completion and Production Services:
Completion Services	33,372	40,851	40,507	94,839	160,964
Production Services	40,284	55,574	49,312	207,919	205,632
Subtotal Completion and Production Services (3)	73,656	96,425	89,819	302,758	366,596

Other reconciling items (6)	(54,035)	(39,425)	(50,386)	(195,283)	(148,998)
Total adjusted EBITDA	$445,692	$437,242	$489,958	$1,743,098	$1,644,896

Adjusted income (loss) derived from operating activities: (7)
Drilling and Rig Services:
U.S.	$90,490	$75,378	$117,212	$370,173	$315,496
Canada	14,566	14,536	11,517	52,468	61,193
International	75,664	69,612	68,452	242,818	177,833
Rig Services (1)	8,845	(2,179)	21,136	47,768	(3,918)
Subtotal Drilling and Rig Services (2)	189,565	157,347	218,317	713,227	550,604

Completion and Production Services:
Completion Services	4,927	14,072	14,211	(15,078)	51,722
Production Services	11,752	26,736	21,182	93,414	102,130
Subtotal Completion and Production Services (3)	16,679	40,808	35,393	78,336	153,852

Other reconciling items (6)	(54,124)	(38,571)	(50,333)	(193,565)	(146,237)
Total adjusted income (loss) derived from operating activities	$152,120	$159,584	$203,377	$597,998	$558,219

Rig activity:
Rig years: (8)
U.S.	212.2	198.4	216.0	212.5	195.0
Canada	36.9	32.5	34.3	34.1	29.9
International (9)	121.2	124.6	130.1	127.1	124.2
Total rig years	370.3	355.5	380.4	373.7	349.1
Rig hours: (10)
U.S. Production Services	183,102	205,456	205,604	809,438	865,939
Canada Production Services	33,218	36,455	36,509	139,938	152,747
Total rig hours	216,320	241,911	242,113	949,376	1,018,686

1-3

(1)                     Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software services. These services represent our other companies that are not aggregated into a reportable operating segment.

(2)                     Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of ($.6) million, $(1.4) million and ($2.9) million for the three months ended December 31, 2014 and 2013 and September 30, 2014, respectively, and ($6.8) million and ($.4) million for the years ended December 31, 2014 and 2013, respectively.

(3)                     Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $.2 million, $(.2) million and $0 million for the three months ended December 31, 2014 and 2013 and September 30, 2014, respectively, and $.5 million and $.4 million for the years ended December 31, 2014 and 2013, respectively.

(4)                     Represents the elimination of inter-segment transactions.

(5)                     Adjusted EBITDA is computed by subtracting the sum of direct costs and general and administrative expenses from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. There are limitations inherent in using adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. To compensate for the limitations in utilizing adjusted EBITDA as an operating measure, management also uses GAAP measures of performance, including income from continuing operations and net income, to evaluate performance, but only with respect to the Company as a whole and not on a segment basis.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(6)                     Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(7)                     Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses and depreciation and amortization from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(8)                     Excludes well-servicing rigs, which are measured in rig hours.  Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates.  Rig years represent a measure of the number of equivalent rigs operating during a given period.  For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(9)                     International rig years includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates, which totaled 2.5 years during each of the three months ended December 31, 2014 and 2013 and September 30, 2014 and 2.5 years for each of the years ended December 31, 2014 and 2013.

(10)              Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands)	2014	2013	2014	2014	2013

Adjusted EBITDA	$445,692	$437,242	$489,958	$1,743,098	$1,644,896
Less: Depreciation and amortization	293,572	277,658	286,581	1,145,100	1,086,677
Adjusted income (loss) derived from operating activities	152,120	159,584	203,377	597,998	558,219

Interest expense	(43,697)	(47,075)	(43,138)	(177,948)	(223,418)
Investment income (loss)	1,596	1,106	2,189	11,831	96,577
Gains (losses) on sales and disposals of long-lived assets and other income (expense), net	(9,606)	(10,732)	18,513	(9,073)	(37,977)
Impairments and other charges	(1,010,423)	—	(17,000)	(1,027,423)	(287,241)
Income (loss) from continuing operations before income taxes	$(910,010)	$102,883	$163,941	$(604,615)	$106,160

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

COMPUTATION OF EARNINGS (LOSSES) PER SHARE

(Unaudited)

A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2014	2013	2014	2014	2013

BASIC EPS:
Income (loss) from continuing operations, net of tax	$(886,401)	$128,516	$102,430	$(669,265)	$158,341
Less: Net (income) loss attributable to noncontrolling interest	(202)	(1,026)	(387)	(1,415)	(7,180)
Less: Redemption of preferred shares	—	—	—	(1,688)	—
Less: Earnings allocated to unvested shareholders	13,881	(1,948)	(1,579)	10,595	(1,277)
Adjusted income (loss) from continuing operations - basic and diluted	$(872,722)	$125,542	$100,464	$(661,773)	$149,884
Income (loss) from discontinued operations, net of tax	$(4,467)	$23,113	$4,005	$21	$(11,179)

Weighted-average number of shares outstanding-basic	284,938	295,218	292,621	290,694	294,182

Earnings (losses) per share:
Basic from continuing operations	$(3.06)	$.43	$.34	$(2.28)	$.51
Basic from discontinued operations	(.02)	.07	.02	—	(.04)
Total Basic	$(3.08)	$.50	$.36	$(2.28)	$.47

DILUTED EPS:
Income (loss) from continuing operations attributed to common shareholders	$(872,722)	$125,542	$100,464	$(661,773)	$149,884
Add: Effect of reallocating undistributed earnings of unvested shareholders	—	15	11	—	20
Adjusted income (loss) from continuing operations attributed to common shareholders	$(872,722)	$125,557	$100,475	$(661,773)	$149,904
Income (loss) from discontinued operations	$(4,467)	$23,113	$4,005	$21	$(11,179)

Weighted-average number of shares outstanding-basic	284,938	295,218	292,621	290,694	294,182
Add: dilutive effect of potential common shares	—	2,528	2,384	—	2,410
Weighted-average number of diluted shares outstanding	284,938	297,746	295,005	290,694	296,592

Diluted from continuing operations	$(3.06)	$.42	$.34	$(2.28)	$.51
Diluted from discontinued operations	(.02)	.08	.01	—	(.04)
Total Diluted	$(3.08)	$.50	$.35	$(2.28)	$.47

Restricted stock grants that contain non-forfeitable rights to dividends are considered participating securities.  As such, these grants are included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting.  For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options with exercise prices greater than the average market price of Nabors’ common shares because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share were 11,485,314 and 10,908,160 shares during the three months ended December 31, 2014 and 2013, respectively; 5,389,090 shares during the three months ended September 30, 2014; and 12,950,249 and 11,642,417 shares during the years ended December 31, 2014 and 2013, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options, such stock options are included in our diluted earnings (losses) per share computation using the if-converted method of accounting.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) ITEMS EXCLUDING CERTAIN NON-CASH CHARGES
AND OTHER NON-OPERATIONAL ITEMS (NON-GAAP)

(Unaudited)

		Non-Cash Charges and Non-Operational	As adjusted
	Actuals	Items	(Non-GAAP)
(In thousands, except per share amounts)	Three Months Ended December 31, 2014

Income (loss) from continuing operations, net of tax	$(886,401)	$(982,685)	$96,284
Diluted earnings (losses) per share from continuing operations	$(3.06)	$(3.39)	$0.33

	Three Months Ended September 30, 2014

Income (loss) from continuing operations, net of tax	$102,430	$(14,300)	$116,730
Diluted earnings (losses) per share from continuing operations	$0.34	$(0.05)	$0.39

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SCHEDULE OF NON-CASH CHARGES AND OTHER NON-OPERATIONAL ITEMS (NON-GAAP)

(Unaudited)

	Three Months Ended
	December 31, 2014		September 30, 2014
		Per Diluted		Per Diluted
(In thousands, except per share amounts)	2014	Share	2014	Share

Retirements & impairments to underutilized assets (1)	$431,242	$1.49	$—	$—
Goodwill and intangible asset impairments (2)	359,611	1.24	—	—
Other non-operational items (3)	11,759.03		13,062.04
Restructuring tax effect (4)	180,073.63		18,261.07
Sale of Alaska E&P business (5)	—	—	(17,023)	(.06)

Total Adjustments, net of tax	$982,685	$3.39	$14,300	$.05

(1) Represents retirements and impairments related to underutilized assets, net of tax of $180.4 million.

(2) Represents impairments to goodwill and intangible assets, net of tax of $26.9 million.

(3) Represents losses related to the impairment of an equity investment, debt buybacks and transaction costs, net of tax of $2.9 million for the three months ended December 31, 2014 and transaction costs, net of tax of $3.9 million for the three months ended September 30, 2014.

(4) Represents the tax effect of internal restructuring.

(5) Represents the gain on the divestiture of our Alaska E&P business, net of tax of $5.1 million.

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